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                                  EXHIBIT 21.1

                             MATRIX SERVICE COMPANY

                                  Subsidiaries

         Matrix Service, Inc., an Oklahoma corporation

         Matrix Service Mid-Continent, Inc., an Oklahoma corporation

         San Luis Tank Piping Construction Co., Inc., a Delaware corporation

         Matrix Coatings, Inc., a California corporation

         Matrix Service, Inc. Canada, an Ontario, Canada corporation

         Midwest Industrial Contractors, Inc., a Delaware corporation

         Brown Steel Contractors, Inc., a Georgia corporation

         Georgia Steel Acquisition Corp., an Oklahoma corporation

         Brown Steel Services, Inc., a Georgia corporation

         Brown Tanks, Inc., a Georgia corporation

         Aqua Tanks, Inc., a Georgia corporation

         San Luis Tank S.A. de C.V., a Mexican corporation

         Matrix Service, Inc., Panama, a Panama Corporation